EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-112759) and related Prospectus of TeleCommunication Systems, Inc. for the registration of 7,575,745 shares of its Class A common stock and to the incorporation by reference therein of our report dated February 5, 2002, with respect to the consolidated financial statements of Sila Communications Limited for the year ended December 31, 2001 included in TeleCommunication Systems, Inc.’s Current Report on Form 8-K filed on January 23, 2004, as amended by the Form 8-K/A filed with the Securities and Exchange Commission on March 29, 2004.

/s/ Ernst & Young, LLP
London, England

April 6, 2004